                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                            (AMENDMENT NO.   )*





                            WILD OATS MARKETS, INC.
                   -----------------------------------------
                               (NAME OF ISSUER)




                                  COMMON STOCK
                   -----------------------------------------
                        (TITLE OF CLASS OF SECURITIES)




                                  96808B-10-7
                   -----------------------------------------
                                (CUSIP NUMBER)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))



                              (Page 1 of 13 Pages)

CUSIP NO.   96808B-10-7            13G                 PAGE   2   OF  13   PAGES
------------------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 WESTON PRESIDIO OFFSHORE CAPITAL C.V. ("WPOC")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                   NETHERLANDS ANTILLES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                                                           537,392
 REPORTING             --------------------------------------------------------
 PERSON WITH                      (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     537,392
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              537,392 SHARES
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.58%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------

CUSIP NO.   96808B-10-7                13G             PAGE   3   OF  13   PAGES
------------------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                WESTON PRESIDIO CAPITAL MANAGEMENT, L.P. ("WPCM")
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
   OWNED BY                    537,392 SHARES DIRECTLY OWNED BY WPOC. WPCM
  REPORTING                    IS A GENERAL PARTNER OF WPOC.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               537,392 SHARES DIRECTLY OWNED BY WPOC.
                               WPCM IS A GENERAL PARTNER OF WPOC.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     537,392
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.58%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------

CUSIP NO.   96808B-10-7               13G              PAGE   4   OF  13   PAGES
------------------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V. ("WPOM")
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                   NETHERLANDS ANTILLES
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
   OWNED BY                    537,392 SHARES DIRECTLY OWNED BY WPOC. WPOM
  REPORTING                    IS A GENERAL PARTNER OF WPOC.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               537,392 SHARES DIRECTLY OWNED BY WPOC.
                               WPOM IS A GENERAL PARTNER OF WPOC.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        537,392
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.58%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------

CUSIP NO.   96808B-10-7               13G              PAGE   5   OF  13   PAGES
------------------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                MICHAEL F. CRONIN
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     537,392 SHARES, DIRECTLY OWNED BY WPOC. WPCM AND
    EACH                       WPOM ARE GENERAL PARTNERS OF WPOC, AND MR. CRONIN
  REPORTING                    IS A GENERAL PARTNER OF BOTH WPCM AND WPOM.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               537,392 SHARES, DIRECTLY OWNED BY WPOC. WPCM AND
                               WPOM ARE GENERAL PARTNERS OF WPOC, AND MR. CRONIN
                               IS A GENERAL PARTNER OF BOTH WPCM AND WPOM.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        537,392
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.58%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

CUSIP NO.   96808B-10-7                  13G           PAGE   6   OF  13   PAGES
------------------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                   MICHAEL P. LAZARUS
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     537,392 SHARES, DIRECTLY OWNED BY WPOC. WPCM AND
  REPORTING                    WPOM ARE GENERAL PARTNERS OF WPOC, AND MR.
 PERSON WITH                   LAZARUS IS A GENERAL PARTNER OF BOTH REPORTING
                               WPCM AND WPOM.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               537,392 SHARES, DIRECTLY OWNED BY WPOC. WPCM AND
                               WPOM ARE GENERAL PARTNERS OF WPOC, AND MR.
                               LAZARUS IS A GENERAL PARTNER OF BOTH WPCM AND
                               WPOM.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        537,392
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.58%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

CUSIP NO.   96808B-10-7                  13G            PAGE   7   OF  13  PAGES
------------------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                JAMES B. MCELWEE
-------------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

-------------------------------------------------------------------------------

  (3)     SEC USE ONLY

-------------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
-------------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          1,667 (REPRESENTS OPTIONS EXERCISABLE
   SHARES                      WITHIN 60 DAYS OF 12/31/97.)
 BENEFICIALLY          --------------------------------------------------------
  OWNED BY             (6)     SHARED VOTING POWER
    EACH                             537,392 SHARES DIRECTLY OWNED BY WPOC.
  REPORTING                    WPCM IS A GENERAL PARTNER OF WPOC, AND MR.
 PERSON WITH                   MCELWEE IS A GENERAL PARTNER OF WPCM.
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER

                                     1,667 (REPRESENTS OPTIONS EXERCISABLE
                               WITHIN 60 DAYS OF 12/31/97.)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     537,392 SHARES DIRECTLY OWNED BY WPOC.
                               WPCM IS A GENERAL PARTNER OF WPOC, AND MR.
                               MCELWEE IS A GENERAL PARTNER OF WPCM.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        539,059
-------------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.59%
-------------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                                                             Page 8 of 13 Pages



ITEM 1(A)        NAME OF ISSUER:

                 Wild Oats Markets, Inc.

ITEM 1(B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 1645 Broadway
                 Boulder, CO  80301
                 c/o Mary Beth Lewis, CFO

ITEM 2(A)        NAME OF PERSON FILING:

                 This statement is being filed by Weston Presidio Offshore Capital, C.V. ("WPOC"), a limited partnership organized in the Netherlands Antilles, Weston Presidio Capital Management, L.P., a Delaware Limited Partnership ("WPCM"), Weston Presidio Offshore Management, N.V. ("WPOM") a limited partnership organized in the Netherlands Antilles, Michael F. Cronin, Michael P. Lazarus and James B. McElwee. WPCM and WPOM are the general partners of WPOC; Michael F. Cronin, Michael P. Lazarus and James B. McElwee are the individual General Partners of WPCM; and Michael P. Lazarus and Michael F. Cronin are the individual General Partners of WPOM.

                 Management of the business affairs of WPCM and WPOM, including decisions respecting disposition and/or voting of the Issuer's Shares, is by majority decision of the general partners of WPCM and WPOM.

(B)              ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                 The address of the principal business office of the persons filing this statement are set forth in Exhibit B.

(C)              CITIZENSHIP:

                 See row 4 of cover page for each

(D)              TITLE OF CLASS OF SECURITIES:

                 Common Stock

(E)              CUSIP NUMBER: 96808B-10-7

                                                              Page 9 of 13 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable

ITEM 4.          OWNERSHIP.

                 (a) Amount Beneficially Owned: See row 9 of cover page for each

                 (b)     Percent of Class:  See row 11 of cover page for each

                 (c)     Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote: see row 5 of cover page for each

                         (ii) shared power to vote or to direct the vote: see row 6 of cover page for each

                         (iii) sole power to dispose or to direct the disposition of: see row 7 of cover page for each

                         (iv) shared power to dispose or to direct the disposition of: see row 8 of cover page for each

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Under certain circumstances set forth in the limited partnership agreements of WPOC, WPCM and WPOM, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Wild Oats Markets, Inc. owned by such entity.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable

                                                             Page 10 of 13 Pages


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 The reporting persons may be deemed to be a "group" for purposes of Section 13(d) and 13(g) of the Act and the rules thereunder; however, each of the reporting persons expressly disclaims any assertion or presumption that it or the other reporting persons constitute a "group". The filing of this statement should not be construed to be an admission that any of the reporting persons is a member of a "group" consisting of one or more persons.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable

ITEM 10.         CERTIFICATION.

                 Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.



By:  /s/ Michael F. Cronin
     ----------------------------------------
     General Partner


WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.



By:  /s/ Michael F. Cronin
     ----------------------------------------
     General Partner

                                                             Page 11 of 13 Pages



WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V.



By:  /s/ Michael F. Cronin
     ----------------------------------------
     Title


/s/ Michael F. Cronin
---------------------------------------------
Michael F. Cronin


/s/ Michael P. Lazarus
---------------------------------------------
Michael P. Lazarus


/s/ James B. McElwee
---------------------------------------------
James B. McElwee

                                                             Page 12 of 13 Pages


                                    EXHIBIT A

               Agreement Relating to Joint Filing of Schedule 13G


                 The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Wild Oats Markets, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 13, 1998

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.



By:  /s/ Michael F. Cronin
     ----------------------------------------
     General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.


By:  /s/ Michael F. Cronin
     ----------------------------------------
     General Partner

WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V.


By:  /s/ Michael F. Cronin
     ----------------------------------------
     Title


/s/ Michael F. Cronin
---------------------------------------------
Michael F. Cronin


/s/ Michael P. Lazarus
---------------------------------------------
Michael P. Lazarus


/s/ James B. McElwee
---------------------------------------------
James B. McElwee

                                                             Page 13 of 13 Pages


                                    EXHIBIT B


                 Principal Business Address of Reporting Person


1.       (a)     Weston Presidio Offshore Capital C.V.
         (b)     One Federal Street, 21st Floor
                 Boston, MA 02110-2004

2.       (a)     Weston Presidio Capital Management, L.P.
         (b)     One Federal Street, 21st Floor
                 Boston, MA 02110-2004, and
                 c/o MeesPierson Trust (Curacoa)
                 Gorsiraweg 6
                 Willenstad, Curacoa, N.A.

3.       (a)     Weston Presidio Offshore Management, N.V.
         (b)     One Federal Street, 21st Floor
                 Boston, MA 02110-2004

3.       (a)     Michael P. Lazarus
         (b)     Weston Presidio Capital Management, L.P.
                 343 Sansome Street
                 Suite 1210
                 San Francisco, CA 94104

4        (c)     Michael F. Cronin
         (d)     Weston Presidio Capital Management, L.P.
                 One Federal Street, 21st Floor
                 Boston, MA  02110-2004

5        (e)     James B. McElwee
         (f)     Weston Presidio Capital Management, L.P.
                 343 Sansome Street
                 Suite 1210
                 San Francisco, CA  94104